Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Senior Vice President & CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc. Announces 24% Earnings Increase

October 24, 2007, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq symbol: FCVA) announced today that quarterly earnings were $501 thousand or $0.17 per diluted share, for the three months ended September 30, 2007, representing a 23.9% increase over earnings of $404 thousand, or $0.21 per diluted share, for the same period of 2006. For the nine months ended September 30, 2007, earnings were $1.2 million or $0.53 per diluted share, an increase of 2.6% over the comparable period in 2006.

During the third quarter, the financial markets experienced significant turmoil, primarily resulting from the problems in the sub prime mortgage market. The Company has no exposure to the sub prime market as it neither owns nor originates any sub prime mortgage instruments. The turmoil resulted in the Federal Reserve’s decision to lower the federal funds target rate by 50 basis points during September. Although the Company has not realized the full impact of the rate cut, it was able to benefit from lower costs in funding opportunities during the quarter. Lower funding cost opportunities, significant loan growth and the closing of the Company’s public offering in June, including the exercise of the over-allotment option in July, contributed to continued improvement in the Company’s net interest margin during the third quarter, resulting in a net interest margin of 3.73% and 3.49% for the three and nine months ended September 30, 2007, respectively.

Loans increased $52.5 million in the nine months ended September 30, 2007, of which $25.5 million occurred in the third quarter. As a result, net interest income was $2.6 million and $6.9 million, respectively, during the three and nine month period ended September 30, 2007, compared to $1.9 million and $5.6 million, respectively, during the same periods of 2006.

Provision for loan losses increased from $55 thousand for the third quarter of 2006 to $186 thousand for the three months ended September 30, 2007 primarily due to volume increases. Loan quality continues to remain strong. Delinquent loans at September 30, 2007, more than 30 days but less than 89 days totaled $162 thousand. One relationship totaling $1.1 million was more than 90 days contractually delinquent but was not on nonaccrual status. The collateral properties were under contract with a nonrefundable $100 thousand deposit held by the Company. The related sales transaction subsequently settled in October 2007 and the Company was paid-off in full. The allowance for loan losses totaled $2.2 million at September 30, 2007.

Noninterest income was $175 thousand for the third quarter, compared to $118 thousand for the third quarter of 2006. Noninterest income was $531 thousand and $299 thousand for the nine months ended September 30, 2007 and 2006, respectively. Fees on mortgage loans originated for others were $45 thousand for the third quarter of 2007 and $135 thousand year to date in 2007. This is a new product which the Company did not offer during the nine months ended September 30, 2006. Fees on deposits continue to increase as deposits grow and additional services are added. Fees on deposits accordingly increased 16.3% for the quarter to $58 thousand as compared to the third quarter of 2006.

Noninterest expense increased $480 thousand or 34.6% for the three months ended September 30, 2007 as compared to the same period in 2006 and $1.4 million or 35.5% for the nine months ended September 30, 2007. The majority of the increase is attributable to the expanded branch franchise and the key additions to the lending team in the first quarter of 2007. Consequently, the largest increases in noninterest expense occurred in salaries and employee benefits of $234 thousand for the three months ended September 30, 2007 and $853 thousand for the nine months ended September 30, 2007 as compared to the comparable periods in 2006. With the addition of two new branches since September 30, 2006, occupancy expense has increased $39 thousand for the quarter ended September 30, 2007 and $111 thousand for the nine months ended September 30, 2007.

Stockholders’ equity totaled $34.2 million at September 30, 2007, which represented a book value of $11.51 per share. The Company closed a stock offering of 1,020,000 shares at $15.75 per share in June 2007 and exercised an over-allotment of 152,900 shares at $15.75 in July 2007; bringing total shares outstanding to 2,968,821. At September 30, 2007, the Company exceeded all regulatory capital requirements.

First Capital Bancorp, Inc. President and CEO, Bob Watts, noted “the Company is beginning to realize the financial impact of the past 18 months’ focus on building our platform and growing our team. We are bullish on the future and we believe we are well-positioned to continue to produce strong results as we expand our franchise and service our communities.”

The Company currently operates six branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, in the Forest Office Park in Henrico County and at the James Center in downtown, Richmond, Virginia.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data:
	September 30, 2007	December 31, 2006
	(Unaudited)
Total assets	$311,056	$257,241
Loans, net	251,863	199,751
Deposits	223,906	194,302
Borrowings	51,165	44,848
Stockholders’ equity	34,180	15,659
Book value per share	$11.51	$8.71
Total shares outstanding	2,968,821	1,796,021

Selected Operating Data:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest income	$5,279	$4,043	$14,604	$11,036
Interest expense	2,631	2,107	7,677	5,461

Net interest income before provision for loan losses	2,648	1,936	6,927	5,575
Provision for loan losses	186	55	438	284
Noninterest income	175	118	531	299
Noninterest expense	1,867	1,387	5,160	3,806

Net income before provision for income taxes	770	612	1,860	1,784
Income tax expense	269	208	647	602

Net income	$501	$404	$1,213	$1,182

Income per share
Basic	$0.17	$0.23	$0.54	$0.66

Diluted	$0.17	$0.21	$0.53	$0.62

Selected Performance Ratios:
Return on average assets	0.69%	0.67%	0.59%	0.70%
Return on average equity	5.93%	10.91%	8.38%	8.38%
Net interest margin	3.73%	3.32%	3.49%	3.42%
Efficiency	66.14%	67.51%	69.18%	64.79%

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